Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 17, 2014 with respect to the consolidated financial statements of Harvest Natural Resources, Inc. and subsidiaries as of December 31, 2013 and for the year then ended, which appears in Harvest Natural Resources Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Farmington Hills, Michigan

September 29, 2015